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                                                                    EXHIBIT 10.1

                     BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

                               SEVERANCE AGREEMENT

                                                                       AMENDMENT

April 15, 2002

David Lissy
200 Talcott Avenue South
Watertown, MA  02472

Dear David:

        WHEREAS the Board of Directors (the "Board") of Bright Horizons Family Solutions, Inc. (the "Company") has determined that it is in the best interests of the Company and its stockholders for the Company to agree to amend your Severance Agreement dated October 31, 1997, to provide additional benefits to you in your new responsibility as Chief Executive Office of the Company;

        NOW, THEREFORE, to assure the Company that it will have your continued dedication and the availability of your advice and counsel, and to induce you to remain in the employ of the Company, and for other good and valuable consideration, the Company and you agree to amend your previous Agreement by adding the following paragraphs:

        11. PAYMENTS UPON TERMINATION OR RESIGNATION WITHOUT A CHANGE IN CONTROL

11.1 Payments Upon Termination for Cause, Death, Disability or Voluntary Resignation. If (a) the Company at any time terminates the Employee's employment for Cause or (b) the Employee voluntarily resigns for any reason other than Good reason, then in each case the Employee shall be entitled to receive only his Base Salary and any other accrued benefits due Employee on a pro rata basis to the date of termination plus reimbursement of expenses through the date of termination. If the Employee at any time dies or becomes disabled (being defined as the inability of the Employee to perform his/her normal employment duties for a consecutive six (6) month period during the term of their Agreement because of either physical or mental incapacity), the Employee shall be entitled to receive only his Base Salary and any other accrued benefits due Employee and any incentive bonus compensation on a pro rata basis and reimbursement of expenses to the date of termination. "Pro rata" shall mean the product of the Employee's annual Base Salary and any incentive bonus compensation that would have been payable had the Employee's employment not terminated multiplied by a fraction the denominator of which is 365 and the numerator of which is the number of days during the calendar year that have passed through the date of the termination of the Employee's employment.

11.2 Payments Upon Termination Without Cause or Resignation for Good Reason. If the Company terminates the Employee's employment without Cause or the Employee resigns for Good Reason, then in either case the Employee shall be entitled to receive bi-weekly severance payments for a period of one (1) year from the date of Termination at his Base Salary, with all benefits and taxes handled in the same manner as described in paragraph 2 above, plus the average


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incentive bonus compensation for the past two years and any other accrued benefit due Employee on a pro rata basis through date of termination.

         All other terms and conditions of the Agreement will remain unchanged.

                If you are in agreement with the foregoing, please so indicate by signing and returning to me the original of this Agreement, whereupon this Agreement shall constitute a binding agreement between you and the Company.

        The second copy is for your records.

                                          Very truly yours,

                                          BRIGHT HORIZONS FAMILY SOLUTIONS, INC.


                                          /s/ Roger H. Brown
                                          --------------------------------------
                                          Name:  Roger H. Brown
                                          Title: Executive Chairman

ACCEPTED AND AGREED:


Signature: /s/ David H. Lissy
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Date: 4/15/2002
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